Exhibit 10.24

GSE Lining Technology, LLC
Mark C. Arnold
President & Chief Executive Officer	19103 Gundle Road
Houston, TX 77073
800 435 2008
281 230 6710
281 443 3399 Fax
gseworld.com

August 12, 2010

Ronald B. Crowell

4621 Swilcan Bridge Lane South

Jacksonville, FL 32224

Dear Ron:

We are pleased to offer you a position with GSE Lining Technology, LLC (hereafter referred to as the Company) as the Senior Vice President & Chief Financial Officer to commence no later than September 6, 2010. As a salaried employee, paid semi-monthly, your base salary will be $12,916.67 per pay period or $310,000 annually. You will be eligible for a management bonus at plan equal to 40% of annual base salary (up to a 60% maximum). Determination of the management bonus will be based on successful achievement of company and personal goals. Additionally, you are guaranteed a management bonus for 2010 equal to $140,000 (paid in March of 2011). This amount must be repaid to the Company should you leave the company on your own volition or are terminated with cause prior to 12 months from your initial date of employment.

You will also be granted a Sale Bonus Agreement that entitles you to receive a one-time cash payment equal to eight-tenths of one percent (0.8%) of the net equity proceeds from the sale of GSE if a change of control occurs. The sale bonus shall not vest unless you remain continuously employed by GSE through the consummation of such sale. A letter regarding this bonus and a schedule of projected value of this bonus will be provided to you in separate correspondence. A Confidentiality Agreement, Relocation package, Intellectual Property and Confidentiality Agreement and Change of Control Retention Agreement will also be sent to you under separate cover.

In order to provide you and your family additional comfort, the above mentioned Change of Control Retention Agreement will provide you 12 months of severance (base salary only) for termination without cause before or after a change of control, termination due to a change of control or significant diminution of your duties as described in the position specification for this role. This is detailed in the above mentioned agreement.

The Company will maintain Director and Officers Liability Insurance coverage on your behalf. This offer of employment is contingent upon the results of a post-offer medical examination, including tests for prohibited drugs and alcohol, verification of your prior work and academic history, and confirmation of a satisfactory job-related background and driving record. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

GSE offers a variety of benefits to its employees. You will be eligible for medical and dental insurance, long-term disability, group life, accidental death, a 401(k) plan, among others. Prior to your eligibility for these benefits, the Company will reimburse you for your Cobra coverage during the waiting period. You will be eligible for four weeks of Paid Time Off (PTO) each year.

Additionally, you will be eligible for temporary living and airfare for first 12 months of employment, not to exceed $2,000 per month which can be used commuting to your principle residence and lodging expenses incurred while working in Houston. You are also entitled to a one-time cash payment equal to one month of annual base salary in month 13 of employment if you (or GSE) elect to continue a commuting arrangement subsequent to your first year of employment. If you and GSE agree to fully relocate your primary residence to Houston at any time during your employment, you will be eligible for full relocation benefits as described in the Company’s Relocation Policy.

The U. S. Department of Justice, Immigration and Naturalization Service, requires that all employees, citizens and non-citizens, must complete an Employment Eligibility Verification, Form 1-9, at the time of hire. Be prepared to present original documents for examination by the Human Resources Department on your first day of employment. Please call Nona Isbell at (281) 387-9921 or Paul Cash at 703-299-0506, if you have any questions regarding the list of acceptable documents.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned. Please respond within seven (7) days of receipt of this letter. This position will be held open for you up to this time. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee continued employment. As discussed, this offer is pending successful completion of references and your discussion with Rich Goodrich, Board Member and Chairman of the Company’s Audit Committee.

I am very excited for you regarding this opportunity and its rewards for you and GSE.

Sincerely,

/s/ Mark Arnold
Mark Arnold
CEO

All of the above terms and conditions are accepted and agreed to by the undersigned:

/s/ Ronald B. Crowell	16 Aug 10
Name	Date